Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Deciphera Pharmaceuticals, Inc.

at

$25.60 net per share in cash,

pursuant to the Offer to Purchase, dated May 13, 2024,

by

Topaz Merger Sub, Inc.,

a wholly-owned subsidiary of

ONO PHARMACEUTICAL CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 10, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 13, 2024

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Topaz Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of ONO PHARMACEUTICAL CO., LTD., a Japanese company (kabushiki kaisha) (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Deciphera Pharmaceuticals, Inc., a Delaware corporation (“Deciphera” or the “Company”), at a price of $25.60 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated May 13, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

The Board of Directors of Deciphera recommends that its stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the following conditions: (i) there shall have been validly tendered (and not validly withdrawn prior to the Expiration Time (as defined below) Shares that, considered together with all other Shares beneficially owned by Parent and its controlled affiliates but excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the General Corporation Law of the State of Delaware (the “DGCL”)), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer; (ii) the waiting period (or any extension thereof) applicable to the consummation of the Offer and the Merger (as defined below) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated; and (iii) no applicable international, multinational, national, regional, federal, territorial, domestic, state or local governmental authority

(including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body legally entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature of competent and applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any writ, judgment, injunction, consent, order or decree or statute, law (including common law), regulation, rule, ordinance or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger; the representations and warranties of the Company contained in the Merger Agreement (as defined below) shall be accurate, subject to customary materiality thresholds and exceptions; the Company shall have performed or complied in all material respects with its covenants and agreements contained in the Merger Agreement; since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined in the Merger Agreement); and the Merger Agreement shall not have been terminated in accordance with its terms.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. A return envelope addressed to Computershare Trust Company, N.A. (the “Depositary”) for your use only.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 10, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 29, 2024 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer, upon the terms and conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL, and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary no later than one minute after 11:59 p.m., New York City time, on June 10, 2024, unless the offer is extended pursuant to the terms of the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Time”).

Notwithstanding the Expiration Time described above, brokers, dealers or other nominees should be aware that, due to the hours of operation of The Depository Trust Company (“DTC”), tenders of Shares held in street name cannot be processed with DTC if tendered after 6:00 p.m., New York City time. Brokers, dealers or other nominees are encouraged to plan accordingly to ensure that Shares held in street name are timely tendered within DTC’s hours of operation.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth below.

Very truly yours,

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(866) 920-4406

Outside the U.S.

(781) 896-6945

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU AS AN AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN